Exhibit 10.01

January 10, 2017

By Electronic Mail
Lewis B. Goodwin
c/o Green Dot Corporation
3465 E. Foothill Blvd.
Pasadena, California 91107

Re:    Terms of Separation of Employment

Dear Lew:

This letter (the “Agreement”) confirms the terms of your separation of employment with Green Dot Corporation and any of its subsidiaries (the “Company”).
1.Separation Date and Resignation from Company Boards: January 3, 2017 was your last day of employment with the Company (the “Separation Date”). In connection with your separation of employment with the Company you agree to resign from any and all Company boards of directors, including, without limitation, Green Dot Bank, as evidenced by your execution of Exhibit A hereto.
2.    Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on January 3, 2017, we provided you a final paycheck in the amount for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.
3.    Separation Compensation: In exchange for your agreement to the general release and waiver of claims set forth below and your other promises herein, the Company agrees to provide you with the following:
a.    Severance: The Company agrees to pay you, within thirty (30) days following the Effective Date (as defined below) of this Agreement, a total of $180,000, which equals six months of your base salary.
b.    COBRA: Subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), your then-effective group health benefits for you and your COBRA-eligible dependents shall be continued at Company’s cost for all premiums under COBRA (the monthly cost of such premiums, the “COBRA Premium”) for 12 months (the “Non-Cash COBRA”), provided that, if the Company determines that it cannot provide the Non-Cash COBRA without potentially violating applicable law or incurring additional expense under applicable law

Lewis B. Goodwin

(including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide you, in lieu thereof, taxable, continued installment payments equal to the COBRA Premium for 12-months (measured from the date of Separation), which payments will be made regardless of whether you elect COBRA continuation coverage (the “Cash COBRA”). Notwithstanding the foregoing, the number of months of Cash COBRA to be paid, in any case, shall be reduced by the number of months of Non-Cash COBRA previously paid by the Company.
c.    2016 Bonus: The Company agrees that you will be eligible to receive any payment to which you are entitled pursuant to the terms of the 2016 Executive Officer Incentive Bonus Plan(the “Bonus Plan”), notwithstanding the condition under the Bonus Plan that in order to be eligible to participate in the Bonus Plan a Participant (as defined in the Bonus Plan) must be employed at the time of payment. Any such bonus under the Bonus Plan is subject to the approval of the Compensation Committee of the Company’s Board of Directors, after evaluating to the extent to which the performance objective under the Bonus Plan has been achieved, and will be paid to you not later than March 15, 2017. For the avoidance of doubt, any payment you receive will be calculated in the same manner used for all other Participants under the Bonus Plan, and will be paid at the same time payments are made to such other Participants.
d.    Equity Compensation. All Company Stock Options (“Options”) granted to you will have their vesting accelerated as though you remained employed with the Company through April 3, 2017, and all remaining unvested Options will be forfeited by you. All Company Restricted Stock Units (“RSUs”) granted to you will have their vesting accelerated as though you remained employed through April 3, 2017, and all remaining unvested RSUs shall be forfeited by you.
Notwithstanding any provision to the contrary, payment of the amounts set forth in Sections 3(a), 3(b) and 3(c) above shall be subject to any applicable six (6) month delay that may be required under Section 409A.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.
4.    Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.    Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit B hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
6.    General Release and Waiver of Claims:
a.    The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and

Lewis B. Goodwin

its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.    By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
c.    You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
7.    Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.
8.    Arbitration: You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.
SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR

Lewis B. Goodwin

COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Los Angeles County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let the Company know and the Company will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. In the event of arbitration relating to this Agreement or your service with the Company, each of you and the Company will bear its own costs, including, without limitation, attorneys’ fees.
9.    Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
10.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
11.    Complete and Voluntary Agreement: This Agreement, together with the exhibits hereto and the agreements (including the equity plan) evidencing your Options and RSUs, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
12.    Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
13.    Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of

Lewis B. Goodwin

which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
14.    Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the compensation and benefits set forth Paragraph 3 will be paid only at the end of that seven (7) day revocation period.
15.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
16.    Withholding: All payments and benefits provided for in this Agreement are subject to applicable withholding taxes.
17.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.
Sincerely,

Green Dot Corporation

By: s/ Steven Streit
Steven Streit, Chief Executive Officer

READ, UNDERSTOOD AND AGREED

s/ Lewis B. Goodwin
_______________________________    Date: January 26, 2017

Lewis B. Goodwin

EXHIBIT A

RESIGNATION OF DIRECTOR
OF
GREEN DOT BANK

January 3, 2017

Board of Directors of Green Dot Bank
3465 E. Foothill Blvd.
Pasadena, CA 91107
Attention: Steven W. Streit, Chairman

I, Lewis B. Goodwin, hereby resign from the Board of Directors (the “Board”) of Green Dot Bank and all committees of the Board, effective immediately.

s/ Lewis B. Goodwin
Lewis B. Goodwin

EXHIBIT B

Green Dot Corporation
EMPLOYEE INVENTIONS AND CONFIDENTIALITY AGREEMENT
The following confirms an agreement between me (Lewis B. Goodwin), and Green Dot Corporation, a Delaware corporation (the “Company”), which is a material part of the consideration for my employment by Company:
18.    I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. When acting within the scope of my employment or otherwise on behalf of Company, I will not knowingly violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
19.    Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company and all such Inventions shall be works done for hire pursuant to the “work for hire” doctrine. I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. Subject to the foregoing, I hereby irrevocably sell, assign, grant and transfer to Company, its successors, assigns and licensees, in perpetuity and throughout the universe, all of (a) my rights, if any, of every kind and nature in and to the Inventions; (b) my copyright therein, together with all rights to secure renewals, reissues and extensions of such copyright, if any; and (c) all rights to sue for copyright infringement therein. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates in any way to Company’s actual or proposed business, I have listed it on Appendix B. If I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company, Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.
20.    To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto and/or any and all rights of termination pursuant to Section 203(a) of the U.S. Copyright Act of 1976. Notwithstanding the foregoing, if such waiver of my termination rights is deemed ineffective, then I hereby grant an irrevocable, perpetual, royalty-free and exclusive license to the Moral Rights to Company after the expiration of the applicable termination period pursuant to Section 203(a) of the U. S. Copyright Act of 1976. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.
21.    I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.
22.    Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).
23.    I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.
24.    I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by an authorized officer of Company.
25.    I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.
26.    Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. If any action is brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorney’s fees and costs.
I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.
December 31, 2009        Employee
s/ Lewis B. Goodwin
Signature
Lewis B. Goodwin
Name (Printed)
Accepted and Agreed to:
Green Dot Corporation,
a Delaware corporation

s/ Steve Streit
By: Steve Streit, CEO

APPENDIX A
California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s .equipment, supplies, facilities, or trade secret information except for those inventions that either.
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for his employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.